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                                                                    Exhibit b(5)


                            Amendment to the By-Laws
                                       of
       Credit Suisse Warburg Pincus Global Post-Venture Capital Fund, Inc.



Pursuant to Article VIII of the By-Laws of Credit Suisse Warburg Pincus Global Post-Venture Capital Fund, Inc., the name has changed to Credit Suisse Global Post-Venture Capital Fund, Inc.



Dated the 12th day of December, 2001